Exhibit 99.1
News Release

Novelis Reports Second Quarter of Fiscal 2019 Results
Optimizing strategic investments in rolling, recycling and automotive finishing capacity

Second Quarter Fiscal Year 2019 Highlights

•	Net income attributable to common shareholder of $116 million; excluding special items, net income increased 56% YoY

•	Adjusted EBITDA increased 18% YoY to $355 million

•	Net Sales increased 12% YoY to $3.1 billion

•	Shipments increased 1% YoY to 807 kilotonnes

•	Generated free cash flow of $108 million

ATLANTA, November 2, 2018 – Novelis, the world leader in aluminum rolling and recycling, today reported net income attributable to its common shareholder of $116 million for the second quarter of fiscal year 2019, compared to $307 million in the prior year period. Excluding tax-effected special items in both periods, the largest item being a $318 million pre-tax gain related to the Ulsan Aluminum Ltd., joint venture in the prior year, the company reported net income of $122 million in the second quarter of fiscal 2019, up from $78 million in the prior year period.
The increase in net income, excluding special items, is largely due to an 18 percent increase in Adjusted EBITDA over the prior year to $355 million in the second quarter of fiscal 2019. Ongoing efforts to optimize the investments made to increase rolling, automotive finishing and recycling capacity, combined with favorable market conditions, have resulted in higher shipments of premium products, operating cost efficiencies and favorable metal costs. Adjusted EBITDA per ton reached $440 in the quarter, as compared to $377 per ton in the prior year period.
Net sales increased twelve percent over the prior year to $3.1 billion for the second quarter of fiscal 2019, driven by higher average aluminum prices, higher total shipments and a more favorable product mix. Shipments of flat rolled products increased one percent to a record high 807 kilotonnes.
"Continued strong customer demand for lightweight, high-strength aluminum has resulted in another strong quarter,” said Steve Fisher, President and CEO, Novelis Inc. “Moving forward, we are focusing on safely bringing our recent automotive investments online, enhancing the way we engage with customers and leveraging our R&D capabilities in order to provide solutions that help meet their design, performance and sustainability goals."

The company reported $108 million of free cash flow for the second quarter of fiscal 2019, net of $60 million in capital expenditures. Year-to-date free cash flow improved $80 million over the prior year to $104 million driven primarily by higher Adjusted EBITDA, partially offset by higher taxes and capital expenditures.
"Our continued strong financial performance and operating cash flow generation has allowed us to strategically add capacity to capture growing demand, while continuing to improve net leverage to 2.8x at the end of the second quarter," said Devinder Ahuja, Senior Vice President and Chief Financial Officer for Novelis.
As of September 30, 2018, the company reported a strong liquidity position of $1.7 billion.

Aleris Acquisition
On July 26, 2018, Novelis announced it signed a definitive agreement to acquire Aleris Corporation. The acquisition continues to progress as expected and remains on track to close nine to fifteen months from the date of announcement, as previously communicated, subject to customary closing conditions and regulatory approvals.

On November 1, 2018, Novelis secured financing for the pending Aleris acquisition by entering into commitment letters with a group of banks to provide up to $775 million of an incremental term loan with a five year maturity, and up to a $1.5 billion short-term bridge loan with a one year maturity.  We expect to replace the bridge loan with permanent financing soon after closing, depending on market conditions.

Second Quarter of Fiscal Year 2019 Earnings Conference Call
Novelis will discuss its second quarter of fiscal year 2019 results via a live webcast and conference call for investors at 7:00 a.m. ET on Friday, November 2, 2018. To view slides and listen only, visit the web at https://cc.callinfo.com/r/1dhhq02imaxpv&eom. To join by telephone, dial toll-free in North America at 800 763 5545, India toll-free at 1800 266 0832 or the international toll line at +1 212 231 2902. Presentation materials and access information may also be found at novelis.com/investors.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. The company operates in ten countries, has approximately 11,000 employees and reported $11.5 billion in revenue for its 2018 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com and follow us on Facebook at facebook.com/NovelisInc and Twitter at twitter.com/Novelis.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrently with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA, Free Cash Flow, Reconciliation to Liquidity, Reconciliation to Net Income excluding Special Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects,"

"anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward looking statements in this news release are statements about our ability to safely bring automotive investments online. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing including in connection with potential acquisitions and investments; risks relating to, and our ability to consummate, pending and future acquisitions, investments or divestitures, including the pending acquisition of Aleris Corporation; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; the effect of taxes and changes in tax rates; and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018 are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Matthew Bianco	Megan Cochard
+1 404 760 4159	+1 404 760 4170
matthew.bianco@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions)

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
Net sales	$3,136	$2,794	$6,233	$5,463
Cost of goods sold (exclusive of depreciation and amortization)	2,657	2,354	5,248	4,610
Selling, general and administrative expenses	127	118	244	219
Depreciation and amortization	86	91	172	181
Interest expense and amortization of debt issuance costs	68	64	134	128
Research and development expenses	17	16	32	31
Restructuring and impairment, net	—	7	1	8
Gain on sale of a business, net	—	(318)	—	(318)
Equity in net (income) loss of non-consolidated affiliates	(1)	1	(1)	1
Other (income) expenses, net	(6)	38	23	36
Business acquisition and other integration related costs	8	—	10	—
	2,956	2,371	5,863	4,896
Income before income taxes	180	423	370	567
Income tax provision	64	116	117	159
Net income	116	307	253	408
Net income attributable to noncontrolling interests	—	—	—	—
Net income attributable to our common shareholder	$116	$307	$253	$408

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except number of shares)

	September 30, 2018	March 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$829	$920
Accounts receivable, net
— third parties (net of uncollectible accounts of $6 and $7 as of September 30, 2018 and March 31, 2018, respectively)	1,419	1,353
— related parties	194	242
Inventories	1,748	1,560
Prepaid expenses and other current assets	169	125
Fair value of derivative instruments	87	159
Assets held for sale	5	5
Total current assets	4,451	4,364
Property, plant and equipment, net	3,254	3,110
Goodwill	607	607
Intangible assets, net	381	410
Investment in and advances to non–consolidated affiliates	817	849
Deferred income tax assets	84	75
Other long–term assets
— third parties	107	97
— related parties	—	3
Total assets	$9,701	$9,515
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long–term debt	$83	$121
Short–term borrowings	147	49
Accounts payable
— third parties	2,149	2,051
— related parties	184	205
Fair value of derivative instruments	77	106
Accrued expenses and other current liabilities	565	591
Total current liabilities	3,205	3,123
Long–term debt, net of current portion	4,330	4,336
Deferred income tax liabilities	146	164
Accrued postretirement benefits	803	825
Other long–term liabilities	243	244
Total liabilities	8,727	8,692
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of September 30, 2018 and March 31, 2018	—	—
Additional paid–in capital	1,404	1,404
Accumulated equity (deficit)	22	(283)
Accumulated other comprehensive loss	(416)	(261)
Total equity of our common shareholder	1,010	860
Noncontrolling interests	(36)	(37)
Total equity	974	823
Total liabilities and equity	$9,701	$9,515

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Six Months Ended September 30,
	2018	2017
OPERATING ACTIVITIES
Net income	$253	$408
Adjustments to determine net cash used in operating activities:
Depreciation and amortization	172	181
(Gain) loss on unrealized derivatives and other realized derivatives in investing activities, net	(8)	12
Gain on sale of business	—	(318)
Loss on sale of assets	2	2
Impairment charges	—	6
Deferred income taxes	21	47
Equity in net (gain) loss of non-consolidated affiliates	(1)	1
Gain on foreign exchange remeasurement of debt	—	(2)
Amortization of debt issuance costs and carrying value adjustments	9	10
Other, net	—	4
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	(70)	(316)
Inventories	(237)	(107)
Accounts payable	141	163
Other current assets	(49)	26
Other current liabilities	(20)	(31)
Other noncurrent assets	(10)	(2)
Other noncurrent liabilities	7	4
Net cash provided by operating activities	210	88
INVESTING ACTIVITIES
Capital expenditures	(114)	(82)
Acquisition of assets under a capital lease	(239)	—
Proceeds from sales of assets, third party, net of transaction fees and hedging	2	1
Proceeds from the sale of a business	—	314
Proceeds from investment in and advances to non-consolidated affiliates, net	6	8
(Outflows) proceeds from the settlement of derivative instruments, net	(5)	1
Other	7	6
Net cash (used in) provided by investing activities	(343)	248
FINANCING ACTIVITIES
Principal payments of long-term and short-term borrowings	(40)	(64)
Revolving credit facilities and other, net	103	88
Debt issuance costs	(2)	(4)
Net cash provided by financing activities	61	20
Net (decrease) increase in cash, cash equivalents and restricted cash	(72)	356
Effect of exchange rate changes on cash	(19)	(1)
Cash, cash equivalents and restricted cash — beginning of period	932	604
Cash, cash equivalents and restricted cash — end of period	$841	$959

Reconciliation of Net income attributable to our common shareholder to Adjusted EBITDA (unaudited)
The following table reconciles Net income attributable to our common shareholder to Adjusted EBITDA, a non-GAAP financial measure, for the three and six months ended September 30, 2018 and 2017.

(in millions)	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
Net income attributable to our common shareholder	$116	$307	$253	$408
Income tax provision	64	116	117	159
Interest, net	66	62	129	124
Depreciation and amortization	86	91	172	181
EBITDA	332	576	671	872

Unrealized (gains) losses on change in fair value of derivative instruments, net	(1)	18	3	2
Realized gains on derivative instruments not included in segment income	(1)	—	(1)	(1)
Adjustment to reconcile proportional consolidation	15	8	31	16
(Gain) loss on sale of fixed assets	(1)	1	2	2
Restructuring and impairment, net	—	7	1	8
Gain on sale of a business, net (A)	—	(318)	—	(318)
Metal price lag	(1)	5	(34)	6
Business acquisition and other integration costs (B)	8	—	10	—
Other, net	4	5	6	4
Adjusted EBITDA	$355	$302	$689	$591
 _________________________

(A)	In September 2017, Novelis Korea, Ltd, a subsidiary of Novelis, sold a portion of its shares in Ulsan Aluminum, Ltd., which resulted in a gain.

(B)
Effective in the second quarter of fiscal 2019, management removed the impact of business acquisition and other integration costs from Adjusted EBITDA in order to enhance the visibility of the underlying operating performance of the Company. The impact of "Business acquisition and other integration costs", which are costs presented above associated with our pending acquisition of Aleris, is now reported as a separate line item in this reconciliation and on our condensed consolidated statement of operations. This change in presentation does not impact our condensed consolidated financial statements.

Free Cash Flow (unaudited)
The following table shows “Free cash flow” for the six months ended September 30, 2018 and 2017.

(in millions)	Six Months Ended September 30,
	2018	2017
Net cash provided by operating activities	$210	$88
Net cash (used in) provided by investing activities	(343)	248
Plus: Cash used in the acquisition of assets under a capital lease	239	—
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	(2)	(312)
Free cash flow (A)	$104	$24
_________________________

(A)
Effective in the second quarter of fiscal 2019, management clarified the definition of "Free cash flow" (a non-GAAP measure) to exclude the impact of cash outflows related to the "Acquisition of assets under a capital lease".  This change further enables users of the financial statements to understand cash generated internally by the Company. This change does not impact the condensed consolidated financial statements or prior periods reported.

Cash and Cash Equivalents and Total Liquidity (unaudited)
The following table reconciles the ending balances of cash and cash equivalents to total liquidity as of September 30, 2018 and March 31, 2018.

(in millions)	September 30, 2018	March 31, 2018
Cash and cash equivalents	$829	$920
Availability under committed credit facilities	907	998
Total liquidity	$1,736	$1,918

Reconciliation of Net income attributable to our common shareholder to Net income attributable to our common shareholder, excluding special items (unaudited)
The following table presents Net income attributable to our common shareholder excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

(in millions)	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
Net income attributable to our common shareholder	$116	$307	$253	$408
Special Items:
Business acquisition and other integration related costs	8	—	10	—
Gain loss on sale of a business	—	(318)	—	(318)
Metal price lag	(1)	5	(34)	6
Restructuring and impairment, net	—	7	1	8
Tax effect on special items	(1)	77	7	77
Net income attributable to our common shareholder, excluding special items	$122	$78	$237	$181

Segment Information (unaudited)
The following table shows selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended September 30, 2018	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$151	$59	$47	$98	$—	$355

Shipments
Rolled products - third party	295	222	165	125	—	807
Rolled products - intersegment	—	7	3	1	(11)	—
Total rolled products	295	229	168	126	(11)	807

Selected Operating Results Three Months Ended September 30, 2017	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$124	$51	$37	$90	$—	$302

Shipments
Rolled products - third party	270	234	178	120	—	802
Rolled products - intersegment	4	3	2	11	(20)	—
Total rolled products	274	237	180	131	(20)	802

Selected Operating Results Six Months Ended September 30, 2018	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$270	$122	$102	$195	$—	$689

Shipments
Rolled products - third party	569	450	338	247	—	1,604
Rolled products - intersegment	—	11	5	5	(21)	—
Total rolled products	569	461	343	252	(21)	1,604

Selected Operating Results Six Months Ended September 30, 2017	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$240	$108	$81	$162	$—	$591

Shipments
Rolled products - third party	541	465	354	227	—	1,587
Rolled products - intersegment	6	7	6	14	(33)	—
Total rolled products	547	472	360	241	(33)	1,587